UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2019

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Severance Benefits

Effective January 4, 2019, we amended and restated our Severance Benefit Plan, originally effective on January 20, 2006, and previously amended and restated on May 9, 2016, and further amended on June 15, 2016, August 15, 2016, March 20, 2017, October 31, 2018, and November 26, 2018. All of our current executive vice presidents and senior vice presidents are eligible to participate in the Amended and Restated Severance Plan, and all of our Named Executive Officers (other than our President and Chief Executive Officer) participate in the plan. The Amended and Restated Severance Benefit Plan changes the previously existing plan by (i) changing the calculation of a participant’s bonus to be based on the participant’s target bonus in effect prior to a covered termination (previously such bonus was based on the greater of (a) average of the three bonuses paid to the participants prior to the termination or (b) the last annual bonus paid to the participant), (ii) providing that, in the event of a covered termination within 24 months following a change in control, all of participant’s outstanding stock options and other equity becomes fully vested and exercisable, except for performance-related awards such as the Company’s Performance Restricted Stock Units (described below) (previously acceleration in the event of a change in control was provided under the circumstances specified in the equity grant agreements), and (iii) modifying the definition of “Good Reason” to (x) allow for a resignation for Good Reason when a participant’s authority, duties or responsibilities are materially diminished, including a change in participant’s position such that participant is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation, and (y) delete, from the list of circumstances that would constitute “Good Reason”, the failure of the Board of Directors to nominate a participant for election to the Board of Directors.

Also effective January 4, 2019, we amended and restated our Severance Agreement with President and Chief Executive Officer, Amit D. Munshi, originally entered as of May 6, 2016. The Amended and Restated Severance Agreement changes the previously existing agreement by providing the calculation of any bonus amount included as severance will be based on Mr. Munshi’s target bonus in effect prior to a covered termination.  Previously, any bonus amount was based on the greater of (x) the average of the three annual bonuses paid to Mr. Munshi prior to the termination (with Mr. Munshi’s target bonus amounts used for any year in which he was not an employee or was employed for less than a full year) or (y) the last annual bonus paid Mr. Munshi prior to the termination.

Item 8.01 Other Events.

Employee Performance Restricted Stock Units

For the 2019 annual equity awards for all employees, the Compensation Committee added Performance-Based Restricted Stock Units (“PRSUs”). The Compensation Committee believes that the combination of stock options and PRSUs further incentivizes and aligns the interests of employees with stockholders. In addition to granting stock options, on January 4, 2019, the Committee approved company-wide grants of an aggregate number of 297,000 target PRSUs. Each PRSU represents a contingent right to receive shares of our common stock. The PRSUs vest, if at all, upon the closing price of our common stock (the “Closing Price”) reaching certain price thresholds during the three-year performance period beginning January 4, 2019 and ending January 3, 2022 (the “Performance Period”), and the participant’s subsequent satisfaction of a continuing service requirement of generally 90 calendar days. If, on five consecutive trading days or ten non-consecutive trading days during the Performance Period, the Closing Price equals or exceeds $60.00, $67.50 or $75.00, and the participant thereafter satisfies a continuing service requirement, then the PRSUs are deemed vested at 50%, 100% or 200%, respectively, of the participant’s respective target PRSU amount (subject, in the event of a change in control transaction, to additional pro rata vesting if the per share price paid to stockholders in the transaction falls in between the specific dollar values listed above), and the participant will receive a number of shares equal to the achieved percentage multiplied by the participant’s total number of PRSUs. For the avoidance of doubt, shares may be issued following achievement of each price threshold, and the maximum number of common shares that may be issued pursuant to each PRSU grant equals 200% of the number of PRSUs granted.

The number of target awards granted to each of our Named Executive Officers was disclosed in Form 4s filed on January 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 10, 2019	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit D. Munshi
Amit D. Munshi
President and Chief Executive Officer